EXHIBIT 15.3
Consent of Donald J. Birak

I, Donald J. Birak, have reviewed and approved of the technical information contained in the Annual Report on Form 20-F (the “Annual Report”) for Patagonia Gold Corp. (the “Company”) for the year ended December 31, 2020.  I hereby consent to such approval statement and to the reference to my name in the Company’s Annual Report.

/s/ “Donald J. Birak” Donald J. Birak, Registered Member – SME Fellow - AusIMM Dated: May 4, 2021